Exhibit 10.25.21

                      NINETY-FIRST AGREEMENT AMENDING
                      NEW ENGLAND POWER POOL AGREEMENT
                     (DEMAND RESPONSE PROVIDER CHANGES)


     THIS NINETY-FIRST AGREEMENT AMENDING NEW ENGLAND POWER POOL AGREEMENT, dated as of November 1, 2002 ("Ninety-First Agreement"), amends the New England Power Pool Agreement (the "NEPOOL Agreement"), as amended.

     WHEREAS, the NEPOOL Agreement as in effect on December 1, 1996 was amended and restated by the Thirty-Third Agreement Amending the New England Power Pool Agreement dated as of December 1, 1996 (the "Thirty-Third Agreement") in the form of the Restated New England Power Pool Agreement ("Restated NEPOOL Agreement") attached to the Thirty-Third Agreement as Exhibit A thereto, and the Thirty-Third Agreement also provided for the NEPOOL Open Access Transmission Tariff (the "NEPOOL Tariff") which is Attachment B to the Restated NEPOOL Agreement; and

     WHEREAS, the Restated NEPOOL Agreement and the NEPOOL Tariff have subsequently been amended numerous times, the most recent amendment dated as of October 4, 2002; and

     WHEREAS, the Participants desire to amend the Restated NEPOOL Agreement, as heretofore amended, to reflect the revisions detailed herein.

     NOW, THEREFORE, upon approval of this Ninety-First Agreement by the NEPOOL Participants Committee in accordance with the procedures set forth in the NEPOOL Agreement, the Participants agree as follows:

                                  SECTION 1
                   AMENDMENTS TO RESTATED NEPOOL AGREEMENT

1.1 The following definition is added to Section 1 and inserted in the appropriate alphabetical order:

     DRP is a Participant that (1) is eligible and enrolls itself and/or enrolls one or more eligible end users ("Demand Resources") to provide a reduction in energy usage in the NEPOOL Control Area (whether through reduced energy consumption or the operation of on-site generation which when operated does not result in net electric export to the grid) pursuant to the Load Response Program set forth in Market Rule 1 ("Load Response Program"); (2) does not participate in the NEPOOL Market other than as permitted or required pursuant to the Load Response Program; and (3) elects to be treated as a DRP before its application is approved by NEPOOL.

1.2  The first paragraph of Section 6.2 is amended so that it reads as follows:

     The members of each Principal Committee shall each belong to a single sector for voting purposes ("Sector"). Each Participant shall be obligated to designate in a notice to the Secretary of the Participants Committee a Sector that it or its Related Persons is eligible to join and that it elects to join for purposes of all of the Principal Committees; provided, however, that (i) a Participant and the Participants which are its Related Persons shall not be eligible to join the End User Sector if any one of them is not eligible to join the End User Sector and (ii) a DRP and the Participants which are its Related Persons shall not be represented by the DRP Group Member (as defined below) if any one of them is not a DRP. A Participant and its Related Persons shall together be entitled to join only one Sector and shall have no more than one vote on each Principal Committee.

1.3  Section 6.2(c) is amended so that it reads as follows:

     a Supplier Sector, which a Participant shall be eligible to join if (i) it engages in, or is licensed or otherwise authorized by a state or federal agency with jurisdiction to engage in, power marketing, power brokering or load aggregation within the NEPOOL Control Area, or it had been engaged on and before December 31, 1998 solely in the distribution of electricity in the NEPOOL Control Area, or it is a DRP, and (ii) it is not a Publicly Owned Entity. A Participant which is not a DRP and joins the Supplier Sector shall be entitled to designate a voting member of each Principal Committee, and an alternate to the member.

     A Participant which joins the Supplier Sector as a DRP shall be represented by a group voting member and an alternate to that member for each Principal Committee (collectively, the "DRP Group Member"). The DRP Group Member shall be appointed by a majority of the DRPs. The DRP Group Member shall have the same percentage of the Sector vote as the individual voting members designated by other Participants in the Supplier Sector. The DRP Group Member shall be entitled to split his or her vote.

1.4  Subsections (c) and (d) of Section 19.1 is re-designated as subsections
     (d) and (e) and the following new subsection is inserted immediately after
     Section 19.1(b)

     (c) Each Participant which is a DRP shall pay an annual fee of $5,000; plus, beginning January 1, 2004, an additional fee of $20 per megawatt month for each megawatt month of ICAP credit given to such DRP in the preceding year pursuant to the Load Response Program.

1.5  Section 19.1(e) (formerly Section 19.1(d)) is amended to read as follows:

     (e)  Each Participant other than an End User Participant, a
          DRP or a Publicly Owned Entity shall pay an annual fee of $5,000.

1.6  The third paragraph of Section 19.2 is amended so that it reads as follows:

     Commencing as of July 1, 1999, such balance of NEPOOL expenses for July and subsequent months shall be divided equally into as many shares as there are active Sectors pursuant to Sector 6.2 (other than an End User Sector) and each Sector's share shall be paid monthly by the Participants in each such Sector (other than an End User Sector) in such manner as the Participants in each Sector may determine by unanimous vote and advise the ISO, provided that if the Participants in a Sector fail to agree unanimously on the allocation of their Sector's share, the Participants in the Sector shall pay for such Sector share as follows: (x) in the Supplier Sector, equally among all non-DRPs voting members and (y) in all other Sectors (other than an End User Sector), in the same proportion as the vote they are entitled to in the Sector. Participants in the Sector that are represented by a group voting member shall subdivide their portion of the Sector's share of expenses in such a manner as they may determine by unanimous agreement; provided that if there is not unanimous agreement among the Participants represented by a group member as to how to allocate their portion of the Sector's share of expenses, such portion shall be allocated among the Participants represented by that group member as follows: (i) for each Participant in the Generation Sector represented by a group voting member, the portion will be allocated in the same proportion that the Megawatts of generation owned by the Participants represents of the total Megawatts owned by Participants represented by the group voting member; and (ii) for Participants in the Transmission Sector, the portion will be allocated equally among the Participants represented by the group member. Notwithstanding the foregoing, no portion of such balance shall be paid by End User Participants or DRPs and, until such time as an End User Sector is activated, the monthly share allocated to the Publicly Owned Entity Sector shall be reduced by one-twelfth of the aggregate annual fees paid by End Users for the year pursuant to Section 19.1 and one-third of the amount of such reduction shall be allocated to each of the other three Sectors.

1.7  Section 19.3(c) is amended so that it reads as follows:

     The Restructuring Expense incurred on the Second Effective Date and to but not including January 1, 2000 or thereafter shall be funded each month by the Participants in proportion to the Member Fixed Voting Shares (as defined in Section 6.9(c)) of each Participant as in effect at the beginning of the month provided, however, that in calculating the allocation of this portion of the Restructuring Expense, the Member Fixed Voting Shares of End User Participants that participate in NEPOOL for governance purposes only in accordance with NEPOOL's Standard Membership Conditions, Waivers and Reminders ("Governance Only End User Participants") and DRPs shall not be included in such calculations and the amounts that would otherwise have been payable by such Governance Only End User Participants and DRPs will be allocated to all of the other Participants on the basis of their Member Fixed Voting Shares.

                                  SECTION 2
                                MISCELLANEOUS

2.1 This Ninety-First Agreement shall become effective on January 1, 2003, or on such other date as the Commission shall provide that the amendments reflected herein shall become effective.

2.2 Terms used in this Ninety-First Agreement that are not defined herein shall have the meanings ascribed to them in the NEPOOL Agreement.

2.3 The Participants Committee shall receive a report from the Membership Subcommittee at its November 2003 meeting addressing the experience with demand response provider participation in NEPOOL and whether any adjustment should be made with respect to the charges paid by demand response providers for their participation in NEPOOL.